Exhibit 99.2

The following is the letter received from Mr. Yu:

March 1, 2012

Board of Directors

Tibet Pharmaceuticals, Inc.

Room 1701, 17th Floor

Wanchai, Hong Kong

Dear Sirs:

I, Hong Yu, am pleased to submit this preliminary non-binding proposal (the “Proposal”) to acquire the outstanding ordinary shares of Tibet Pharmaceuticals, Inc. (the “Company”) that are not currently owned by myself in a going-private transaction (the “Acquisition”). The terms and conditions of the Proposal on which I contemplate to pursue the Acquisition are set forth below:

1. Purchase Price. The purchase consideration payable for each ordinary share of the Company (other than those held by myself) will be the amount of $3.00 per share in cash, which represents a premium of 317% to the Company’s closing price on February 26, 2012 and a premium of 141% to the volume-weighted average closing price during the last 30 trading days. I believe that the proposed purchase price provides a very attractive and beneficial alternative to the Company’s shareholders.

2. Financing. It is currently expected that the Acquisition will be primarily financed with my own funds and related sources but may be supplemented by possible debt financing. If necessary, I would enter into discussions and negotiations, and possibly agreements, with potential sources of debt financing. At this point in time, there is no arrangement with any such potential source of debt financing in relation to the Proposal, and I do not propose to make any agreement of exclusivity prior to reaching transaction terms approved by the Board of Directors.

3. Buyer. I intend to form an acquisition vehicle for the purpose of pursuing the Acquisition.

4. Due Diligence. To the extent debt financing is required, parties providing financing will require a timely opportunity to conduct customary due diligence on the Company.

5. Definitive Agreements. I am prepared to negotiate and finalize definitive agreements (“Definitive Agreements”) providing for the Acquisition and related transactions very promptly. Such Definitive Agreements will provide for conditions and covenants typical and appropriate for transactions of this type.

6. Confidentiality. I intend promptly to file an amendment to my Schedule 13D to disclose this letter.

7. Process. I believe that the Acquisition will provide superior value to the Company’s shareholders. I recognize that the Board will evaluate the proposed Acquisition independently before it can make its determination to endorse it. Given my involvement in the proposed Acquisition, I also recognize that independent members of the Board will proceed to consider the proposed Acquisition. In considering my offer, you should be aware that I am interested only in acquiring the outstanding shares of the Company that are not currently owned by myself, and that I do not intend to sell my stake in the Company to a third party.

8. Advisors. I will retain legal counsel in connection with the Acquisition.

9. No Binding Commitment. This Proposal letter does not constitute any binding commitment with respect to any Proposal or transaction. Any commitment will result only from the execution of Definitive Agreements, and then will be on the terms provided in such documentation.

I would like to personally express my commitment to work with the Board to consummate this Acquisition in a timely manner. Should you have any questions regarding these matters, please do not hesitate to contact me. I look forward to hearing from you.

Sincerely,

/s/ Hong Yu

Hong Yu